EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated December 13, 2005, relating to the financial statements and financial statement schedules of Ameritrade Holding Corporation, and of our report on internal control over financial reporting dated December 13, 2005 (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of a material weakness) appearing in the Annual Report on Form 10-K of Ameritrade Holding Corporation for the year ended September 30, 2005.
/s/ DELOITTE & TOUCHE LLP
Omaha, Nebraska
February 20, 2006